Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEAZER HOMES USA, INC.
Beazer Homes USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

1.
Article Four of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing Section (i) of the existing Article Four in its entirety with the following:

“(i) 100,000,000 shares of Common Stock, par value $.001 per share; and”

2.	The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following Article Nine:

“ARTICLE NINE. Effective at 4:15 p.m., Eastern time, on October 11, 2012 (the “Effective Time”), every five (5) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock having a par value per share of $.001 per share, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares (after customary brokerage commissions and other expenses) following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 11th day of October, 2012.
BEAZER HOMES USA, INC.

By:    /s/ Kenneth F. Khoury
Kenneth F. Khoury
EVP, General Counsel & Chief Administrative Officer

Attest:

By:     /s/ Jeffrey Hoza
Jeffrey Hoza
VP & Treasurer